EXHIBIT 99.1

THE BANK OF NEW YORK MELLON

Officer’s Certificate

March 5, 2012

MERRILL LYNCH DEPOSITOR, INC.
One Bryant Park
4th Floor – Structured Credit Trading
New York, NY 10036

PREFERREDPLUS AND PPLUS TRUST

The undersigned, Pierre Boutros, Vice President of The Bank of New York Mellon (formerly The Bank of New York), a New York corporation (the “Trustee”), hereby certifies in such capacity that, based on his knowledge, the Trustee has complied, in all material respects, with all conditions and covenants applicable to the Trustee under the Standard Terms for Trust Agreements dated November 5, 2004 between Merrill Lynch Depositor, Inc. as depositor (the “Depositor”) and the Trustee, as trustee and securities intermediary (the “Securities Intermediary”), in each case as amended by a series supplement between the Depositor, the Trustee and the Securities Intermediary for each trust series listed in the attached schedule.

Very truly yours,

The Bank of New York Mellon (formerly The Bank of New York), as Trustee

By: /s/ Pierre Boutros
Name: Pierre Boutros Title: Vice President

SCHEDULE

PPLUS Trust Series GSC-3
PPLUS Trust Series LMG-4